EXHIBIT 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

AGREEMENT AND PLAN OF MERGER

by and among

LEADING PARTNERS LIMITED,

HEALTHCARE AI ACQUISITION CORP.

and

LEADING GROUP LIMITED

dated as of August 15, 2024

i

TABLE OF CONTENTS CONTINUED

3.30	Proxy/Registration Statement	53
3.31	Board Approval	54
3.32	Contractual Arrangements	54
3.33	Data Privacy and Security	55
3.34	No Additional Representations or Warranties	55
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		57
4.1	Organization, Good Standing, Corporate Power and Qualification	57
4.2	Due Authorization	57
4.3	Consents; Required Approvals	57
4.4	Capitalization	57
4.5	Financial Statements	58
4.6	Compliance with Other Instruments	59
4.7	Absence of Changes	60
4.8	Litigation	60
4.9	Governmental Consents	60
4.10	Brokers or Finders; Transaction Expenses	61
4.11	Taxes	61
4.12	Takeover Statutes and Charter Provisions	62
4.13	Proxy/Registration Statement	62
4.14	SEC Filings	63
4.15	Trust Account	63
4.16	Investment Company Act; JOBS Act	64
4.17	Business Activities	64
4.18	Nasdaq Quotation	65
4.19	Board Approval	65
4.20	Anti-Money Laundering	65
4.21	OFAC	65
4.22	No Additional Representations or Warranties	65
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDCO		66
5.1	Organization, Good Standing, Corporate Power and Qualification	66
5.2	Capitalization	67
5.3	Due Authorization	67
5.4	Compliance with Other Instruments	68
5.5	Absence of Changes	68
5.6	Actions	68
5.7	Brokers or Finders; Transaction Expenses	68
5.8	Proxy/Registration Statement	68
5.9	Investment Company Act; JOBS Act	69
5.10	Business Activities	69
5.11	Foreign Private Issuer	69

ii

TABLE OF CONTENTS CONTINUED

ARTICLE VI COVENANTS OF THE COMPANY AND HOLDCO		69
6.1	Holdco Nasdaq Listing; Formation of Merger Sub I and Merger Sub II	69
6.2	Company Conduct of Business	70
6.3	Post-Closing Directors and Officers of Holdco	72
6.4	D&O Indemnification and Insurance	72
6.5	No Trading in SPAC Stock	73
6.6	Anti-Takeover Matters	73
6.7	Financial Statements	73
6.8	PIPE Investments	74
6.9	Shareholder Support Agreement	74
6.10	Intended Tax Treatment	75
6.11	CSRC Filing	75
ARTICLE VII COVENANTS OF SPAC		75
7.1	Trust Account Payments	75
7.2	SPAC Nasdaq Listing	75
7.3	SPAC Conduct of Business	76
7.4	SPAC Public Filings	78
7.5	PIPE Investments	78
ARTICLE VIII JOINT COVENANTS		79
8.1	Regulatory Approvals; Other Filings	79
8.2	Preparation of Proxy/Registration Statement; SPAC Shareholder Meeting and Approvals; Company Shareholder Resolution	80
8.3	Support of Transaction	84
8.4	Tax Matters	84
8.5	Shareholder Litigation	86
8.6	Acquisition Proposals and Alternative Transactions	86
8.7	Access to Information; Inspection	87
8.8	Delisting and Deregistration	87
ARTICLE IX CONDITIONS TO OBLIGATIONS		87
9.1	Conditions to Obligations of SPAC, the Acquisition Entities and the Company	87
9.2	Conditions to Obligations of SPAC	88
9.3	Conditions to the Obligations of the Company	89
9.4	Frustration of Conditions	89

iii

TABLE OF CONTENTS CONTINUED

ARTICLE X TERMINATION/EFFECTIVENESS		89
10.1	Termination	89
10.2	Effect of Termination	90
ARTICLE XI MISCELLANEOUS		91
11.1	Trust Account Waiver	91
11.2	Waiver	92
11.3	Notices	92
11.4	Assignment	93
11.5	Rights of Third Parties	93
11.6	Expenses	94
11.7	Governing Law	94
11.8	Headings; Counterparts	94
11.9	Company and SPAC Disclosure Letters	94
11.10	Entire Agreement	95
11.11	Amendments	95
11.12	Publicity	95
11.13	Severability	95
11.14	Jurisdiction; Waiver of Jury Trial	96
11.15	Enforcement	96
11.16	Non-Recourse	96
11.17	Non-Survival of Representations, Warranties and Covenants	97

Exhibits

Exhibit A	Form of Shareholder Support Agreement

Exhibit B	Form of Sponsor Support Agreement

Exhibits C	Form of Lock-Up Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Warrant Assignmetn Agreement

Exhibit F	Form of Holdco Governing Documents

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BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT dated as of August 15, 2024 (this “Agreement”), made and entered into by and among (a) Leading Partners Limited, a Cayman Islands exempted company with limited liability (“Holdco”), (b) Healthcare AI Acquisition Corp., a Cayman Islands exempted company with limited liability (“SPAC”), and (c) Leading Group Limited, a Cayman Islands exempted company with limited liability (the “Company”). All capitalized terms used but not otherwise defined herein have the meanings set forth or referenced in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Holdco is a newly formed entity that was formed by the Company for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and the SPAC Surviving Corporation (as defined below);

WHEREAS, pursuant to Section 6.1(b), within thirty (30) days after the execution and delivery of this Agreement, Holdco shall form two wholly-owned subsidiaries (“Merger Sub I” and “Merger Sub II”, respectively), each of which will be Cayman Islands exempted company wholly owned by Holdco, with Merger Sub I being formed for the purpose of effectuating the Company Merger (as defined below) and Merger Sub II being formed for the purpose of effectuating the SPAC Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Act, (a) Merger Sub I will merge with and into the Company (the “Company Merger”), the separate existence of Merger Sub I will cease and the Company will be the surviving corporation of the Company Merger and a direct wholly owned subsidiary of Holdco (the Company is hereinafter referred to for the periods from and after the Company Merger Effective Time as the “Surviving Corporation”), and (b) following confirmation of the effective filing of the Company Merger but on the same day, Merger Sub II will merge with and into SPAC (the “SPAC Merger” and together with the Company Merger, the “Mergers”), the separate existence of Merger Sub II will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Holdco (as such surviving corporation, the “SPAC Surviving Corporation”);

WHEREAS, upon the Company Merger Effective Time, the holders of Company Shares will receive ordinary shares of Holdco, par value $0.0001 per share (“Holdco Ordinary Shares”) in accordance with this Agreement, the Holdco Governing Documents and the Company Governing Documents, and upon the SPAC Merger Effective Time, the holders of SPAC Ordinary Shares will receive Holdco Class A Ordinary Shares (as defined below);

WHEREAS, subsequent to the execution and delivery of this Agreement and from time to time thereafter prior to the Closing, Holdco, and, as applicable, the Company or SPAC, may enter into subscription agreements with certain accredited investors (collectively, the “PIPE Subscription Agreements”), pursuant to which such investors would subscribe for Holdco Ordinary Shares substantially concurrently at the Closing for an aggregate purchase price of at least Fifty Million Dollars ($50,000,000);

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco, SPAC, the Company and the Key Company Shareholders have entered into a voting and support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of written resolutions), the Mergers and the other Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Holdco, the Company, SPAC and certain shareholders of SPAC (collectively, “Sponsor”) have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (a) will not transfer and will, at the SPAC Shareholder Meeting, vote its SPAC Ordinary Shares or any additional SPAC Ordinary Shares it acquires prior to the SPAC Shareholder Meeting in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals, (b) will not redeem any SPAC Ordinary Shares in connection with the SPAC Merger and (c) waives any anti-dilution rights under the SPAC Charter;

WHEREAS, concurrently with the Closing, Holdco, and certain holders of Company Shares and certain holders of SPAC Ordinary Shares shall entered into lock-up agreements in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such shareholders will not sell, for the period set forth in the Lock-Up Agreements, the Holdco Ordinary Shares that they will receive in the Company Merger;

WHEREAS, at the Closing, Holdco, certain holders of Company Shares, certain shareholders of SPAC Ordinary Shares and the holder of the SPAC Private Placement Warrant will enter into an amended and restated registration rights agreement in customary form and substance attached hereto as Exhibit D (the “Registration Rights Agreement”) pursuant to which, among other things, Holdco agrees to provide the above holders with certain rights relating to the registration for resale of the Holdco Ordinary Shares that they will receive by Closing;

WHEREAS, at the Closing, the Company, SPAC and the warrant agent thereunder shall enter into an assignment, assumption and amendment agreement in form and substance attached hereto as Exhibit E (the “Warrant Assignment Agreement”) pursuant to which, among other things, (a) SPAC will assign to the Company, and the Company will assume from SPAC, all of SPAC’s rights, interests and obligations in and under the SPAC Warrant Agreement, and (b) the SPAC Warrant Agreement will be amended to cause each SPAC Warrant to represent the right to receive, at the Closing, a warrant to purchase one Holdco Class A Ordinary Share, on the terms and subject to the conditions set forth therein;

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WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of Holdco (the “Holdco Board”) and the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to, advisable for and in the best interests of, respectively, SPAC, Holdco and the Company and their respective shareholders, as applicable, to enter into this Agreement and to consummate the SPAC Merger, the Company Merger and the other Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions and (c) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the PIPE Investments, taken together with the Company Merger and the SPAC Merger, will qualify as an exchange under Section 351 of the Code and (b) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any Shareholder of SPAC (other than any Shareholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a) and (b), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Holdco and the Company agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entity” means each of Holdco, Merger Sub I and Merger Sub II.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 7.4.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

3

“Alternative Transaction” means, (a) as to the Company, a transaction (other than the Transactions) concerning the sale or transfer of (i) all or any material part of the business or assets of the Leading Group Companies (as defined below), taken as a whole, or (ii) 15% or more of any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Leading Group Company taken as whole, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, in each case, other than any issuance of convertible securities or convertible loans in the principal amount of no more than US$500,000, and (b) as to SPAC, a transaction (other than the Transactions) involving the sale or transfer of SPAC Ordinary Shares, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

 “Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreements, (d) the PIPE Subscription Agreements, (e) the Registration Rights Agreement and (f) the Warrant Assignment Agreement.

“Anti-Bribery Laws” means any applicable Laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Indonesian Law No. 31 of 1999 on Eradication of Corruption (as amended by Law No. 20 of 2001), the Criminal Law of the PRC (2023 Amendment), the Anti-Unfair Competition Law of the PRC, Interim Provisions on Banning Commercial Bribery of the PRC and any similar Law that prohibits bribery or corruption.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.25.

“Approval” means any approval, authorization, release, order or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Assumed Warrant” has the meaning set forth in Section2.3(f)(v).

“Business” means the insurance business of the Company and its Subsidiaries as currently conducted.

“Business Combination” has the meaning set forth in the SPAC Charter.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or the Cayman Islands are authorized or required by Law to close.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Companies Act ” means Companies Act (As Revised) of the Cayman Islands.

4

“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Benefit Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, that is or has been maintained, contributed to or required to be contributed to by Leading Group Company for the benefit of any current or former employee, director or officer of such entity, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company Board” has the meaning set forth in the Recitals to this Agreement.

“Company Cure Period” has the meaning set forth in Section 10.1(e).

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Dissenting Shareholder” has the meaning set forth in Section 2.6(a).

“Company Dissenting Shares” has the meaning set forth in Section 2.6(a).

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by Ten Dollars ($10.00).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Governing Documents” means the Amended and Restated Memorandum of Association of the Company, adopted by special resolution dated May 29, 2024.

“Company Information Systems” has the meaning set forth in Section 3.8(n).

“Company Intellectual Property” means, collectively, all Owned Intellectual Property and Licensed Intellectual Property.

5

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Leading Group Companies, taken as a whole, or (b) the ability of the Leading Group Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a “Company Material Adverse Effect”:  (i) any enactment of, or change or proposed change in, any applicable Law or accounting rule or any interpretation, enforcement or implementation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (v) any act of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riot, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (vi) any Event generally applicable to the industries or markets in which the Leading Group Companies operate, (vii) any action taken by, or at the express written request of an authorized officer of or with the written approval or consent of SPAC (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (vii)) (other than actions contemplated by this Agreement or any Ancillary Agreement), or (viii) the announcement, pendency or completion of the Transactions; provided that, in the case of each of clauses (i), (ii), (iv) and (vi), any such Event that disproportionately affects the Leading Group Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Merger” has the meaning set forth in the Recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in Section 2.2(c).

“Company Merger Filing Documents” has the meaning set forth in Section 2.2(c).

“Company Owned IP” has the meaning set forth in Section 3.8(a).

“Company Party” has the meaning set forth in Section4.22(a).

“Company Products” means any product that is being researched, tested, developed, commercialized, sold or distributed by or behalf of the Company and all products (if any) with respect to which the Company has the right to receive payment.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the ordinary shares, par value of $0.0001 each, in of the Company.

“Company Shareholder Resolution” has the meaning set forth in Section 8.2(c)(i).

6

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Leading Group Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement and the Ancillary Agreements and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Leading Group Companies at or after the Closing pursuant to any agreement to which any of the Leading Group Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (c) one-half of any and all filing fees paid to Governmental Authorities in connection with the Transactions; and (d) one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.1(a).

“Confidential Information” means any non-public information of or concerning the Leading Group Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

 “Contract” means any contract, subcontract, agreement, arrangement, understanding, commitment, instrument, undertaking, indenture, lease, mortgage and purchase order, whether written or oral.

“Contractual Arrangements” means a captive structure through which the WFOE controls Shanghai Handong.

“Controlling Documents” means the following agreements: (a) Exclusive Consulting Services Agreement (独家咨询服务协议) entered into by and between the WFOE and Shanghai Handong on June 28, 2024, (b) Exclusive Option Agreement (独家购买权协议) entered into by and among the WFOE, Shanghai Handong and the sole nominee shareholder of Shanghai Handong on June 28, 2024, (c) Equity Pledge Agreement (股权质押协议) entered into by and among the WFOE, Shanghai Handong and the sole nominee shareholder of Shanghai Handong on June 28, 2024, (d) Power of Attorney (授权委托书) executed by the sole nominee shareholder of Shanghai Handong on June 28, 2024, and (e) Spousal Consent (配偶承诺函) executed by the legal spouse of the sole nominee shareholder of Shanghai Handong on June 28, 2024.

 “Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

7

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“CSRC” means China Securities Regulatory Commission.

“CSRC Filing Rules” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) and supporting guidelines issued by the CSRC (effective from March 31, 2023).

“CSRC Filing(s)” means any and all letters, filings, correspondences, communications, documents, responses, undertakings and submissions in any form, including any amendments, supplements or modifications thereof, made or to be made to the CSRC, relating to or in connection with the Transactions pursuant to the CSRC Filing Rules and other applicable rules and requirements of the CSRC (including, without limitation, the CSRC Filing Report).

“CSRC Filing Report” means the filing report of the Company in relation to the Transactions, including any amendments, supplements or modifications thereof, submitted to the CSRC.

“D&O Indemnified Parties” has the meaning set forth in Section 6.4(b).

“D&O Tail Insurance” has the meaning set forth in Section 6.4(b).

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

8

“Environmental Laws” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Permits” means the Permits required for conducting the current business (including any business to be conducted before closing of this Agreement) of the Leading Group Companies under applicable Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Export Laws” means (a) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (b) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“FCPA” has the meaning set forth in Section 3.24.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Corrupt Practices Act” has the meaning set forth in Section 3.12(a).

“Fully-Diluted Company Shares” means the total number of outstanding Company Shares as of immediately prior to the Company Merger Effective Time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means, as applicable with respect to any entity, (a) the memorandum and articles of association of a company or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (e) the trust agreement and any documents that govern the formation of a trust, (f) any charter, constitution, memorandum and articles of association or similar document adopted or filed in connection with the creation, formation, incorporation or organization of an entity, (g) any shareholders agreements, investor rights agreements or other similar agreements and (h) any amendment to any of the foregoing.

9

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government or political subdivision thereof, any agency or instrumentality of such government or political subdivision, any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative  functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, award rule or consent, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“Holdco” has the meaning set forth in the Preamble to this Agreement.

“Holdco Board” has the meaning set forth in the Recitals to this Agreement.

“Holdco Class A Ordinary Shares” has the meaning set forth in Section 2.1(d).

“Holdco Class B Ordinary Shares” has the meaning set forth in Section 2.1(d).

“Holdco Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of Holdco, substantially in the form attached hereto as Exhibit F to be adopted by Holdco prior to Closing.

“Holdco Ordinary Shares” has the meaning set forth in the Recitals to this Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of PRC.

“Indebtedness” means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (g) all obligations described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire.

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“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any Trade Secrets, Trademark, Patent, Copyright, Domain Names and social media accounts, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Intended Tax Treatment” has the meaning set forth in the Recitals to this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Interim Period” has the meaning set forth in Section 6.2(a).

“IPO” has the meaning set forth in Section 4.15.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Leading Group Companies and used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the Persons identified as such on Section 1.1 of the Company Disclosure Letter.

“Knowledge” means (a) with respect to the Company, the knowledge of individuals identified on Section 1.1 of the Company Disclosure Letter, and (b) with respect to SPAC, the knowledge of Jiande Chen or Sean Peng, including, in each case of clauses (a) and (b), such knowledge any such individual would have acquired in the exercise of a reasonable inquiry of his or her direct reports.

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“Law” means any statute, law, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leading Group Companies” means the Company and all of its direct and indirect Subsidiaries and entities controlled by the WFOE through Controlling Documents, all as identified as such on Section 1.1 of the Company Disclosure Letter.

“Leading Group Company Interests” means all of the outstanding equity interests of the Leading Group Companies.

“Leases” has the meaning set forth in Section 3.10(a).

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Leading Group Companies or to which the Leading Group Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Leading Group Companies.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreements” has the meaning set forth in the Recitals to this Agreement.

“Material Contract” has the meaning set forth in Section 3.7(a).

“Merger Sub I” has the meaning set forth in the Recitals to this Agreement.

“Merger Sub II” has the meaning set forth in the Recitals to this Agreement.

“Mergers” has the meaning set forth in the Recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 3.21(c).

“Nasdaq” means the Nasdaq Stock Market.

“NDA” means the Confidentiality and Non-Disclosure Agreement dated April 25, 2024 between SPAC and the Company.

“Negative List” means the Special Administrative Measures (Negative List) for the Access of Foreign Investment (2021 version) (外商投资准入特别管理措施（负面清单）（2021年版）)  issued by the Ministry of Commerce of the PRC and National Development and Reform Commission of the PRC on December 27, 2021.

“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.4(b).

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“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” has the meaning set forth in Section 10.1(e).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Leading Group Companies.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures  and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Payment Spreadsheet” has the meaning set forth in Section 2.1(c).

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration, order or other authorization or approval of a Governmental Authority or pursuant to any applicable Law, required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) except as would not reasonably be expected to have a Company Material Adverse Effect, to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one (1) Business Day’s prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

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“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to SPAC; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices (i) for amounts that are not delinquent or material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (ii) that do not result from a breach, default or violation by the Company of any Contract or Law; and (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PFIC” has the meaning set forth in Section8.4(b).

“PIPE Investment Amount” has the meaning set forth in Section 6.8(a).

“PIPE Investments” has the meaning set forth in Section 6.8(a).

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the Recitals.

“PRC” means the People’s Republic of China (but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan).

“PRC Entities” means entities established in the PRC that are owned or controlled by the Company.

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“Price Per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Purchase Price by the Fully-Diluted Company Shares.

“Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Privacy Policy” has the meaning set forth in Section 3.8(k).

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy/Registration Statement” has the meaning set forth in Section 8.2(a)(i).

“Public Shareholders” has the meaning set forth in Section 11.1(a).

“Purchase Price” means Four Hundred Thirty Million Dollars ($430,000,000).

“Redeeming SPAC Shares” means SPAC Class A Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Share Redemption right.

“Re-Designation” has the meaning set forth in Section 2.1(d).

“Registered Company Owned IP” means all Registered IP owned by the Company or its Subsidiaries.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

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“Registration Rights Agreement” has the meaning set forth in the Recitals to this Agreement.

“Regulatory Approvals” has the meaning set forth in Section 8.1(a).

“Related Party” has the meaning set forth in Section 3.19(a).

“Released Claims” has the meaning set forth in Section 11.1(b).

“Reorganiztion” means the restructuring and establishing of the offshore holding structure of the Leading Group Companies, including (a) 99 Loyalty Limited, a limited company incorporated under the laws of Hong Kong, established the Company, (b) 99 Loyalty Limited distributed the shares of the Company in kind to all of the 1,360 shareholders of 99 Loyalty Limited and as a result the shares of the Company are directly held by the shareholders of 99 Loyalty Limited, (c) the Company, through a British Virgin Islands holding company, established a Hong Kong conduit company and such Hong Kong company established a wholly foreign owned entity in PRC (the “WFOE”), (d) the WFOE acquired 100% equity interest of Shanghai Jingkun, (e) the WFOE acquired 20% equity interest of Tianjin Fengmai and (f) the WFOE entered into Controlling Documents with Shanghai Handong which holds 80% equity interest of Tianjin Fengmai, and the sole nominee shareholder of Shanghai Handong, as the case may be.

“Representatives” of a Person means, collectively, the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Shanghai Handong” means, Shanghai Handong Information Technology Co., Ltd. (上海瀚栋信息技术有限公司), which is a limited liability company incorporated under the laws of the PRC on September 14, 2016.

“Shanghai Jingkun” means, Shanghai Jingkun Information Technology Co., Ltd. (上海竞坤信息技术有限公司), which is a limited liability company incorporated under the laws of the PRC on May 9, 2019.

“Shareholder Support Agreement” has the meaning set forth in the Recitals to this Agreement.

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“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC” has the meaning set forth in the Preamble to this Agreement.

“SPAC Board” has the meaning set forth in the Recitals to this Agreement.

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association, adopted by special resolution dated December 9, 2021.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning set forth in Section 2.3(f)(ii).

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Ordinary  Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Cure Period” has the meaning set forth in Section 10.1(f).

“SPAC D&O Indemnified Parties” has the meaning set forth in Section 6.4(a).

“SPAC Disclosure Letter” has the meaning set forth in Article IV.

“SPAC Dissenting Shares” has the meaning set forth in Section 2.6(c).

“SPAC Dissenting Shareholders” has the meaning set forth in Section 2.6(c).

“SPAC Financial Statements” has the meaning set forth in Section 4.5(a).

“SPAC Financing Certificate” has the meaning set forth in Section 2.1(b).

“SPAC Governing Documents” means the governing documents of SPAC, including SPAC Charter.

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“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of SPAC or (b) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (v) any act of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riot, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (vi) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter, (vii) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent of the Company (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (vii)) (other than actions contemplated by this Agreement or any Ancillary Agreement), (viii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (ix) any Event generally applicable to blank check companies or the market in which blank check companies operate; (x) any Event that are cured by SPAC prior to the Closing or (x) any worsening of the Events referred to in clauses (ii), (iv), (v), (viii) or (ix) to the extent existing as of the date of this Agreement; provided that, in the case of each of clauses (i), (ii), (iv), (v), (viii) and (ix), any such Event that disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

 “SPAC Merger Consideration” means, with respect to each SPAC Shareholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all Holdco Class A Ordinary Shares receivable by such SPAC Shareholder or Company Shareholder pursuant to Section 2.3(f) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“SPAC Merger Effective Time” has the meaning set forth in Section 2.3(c).

“SPAC Merger” has the meaning set forth in the Recitals to this Agreement.

“SPAC Merger Filing Documents” has the meaning set forth in Section 2.3(c).

“SPAC Private Placement Warrant” means a warrant exercisable for one SPAC Ordinary Share at an exercise price of Eleven Dollars and fifty cents ($11.50) per share, that was sold to Healthcare AI Acquisition LLC.

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“SPAC Public Warrants” means a warrant exercisable for one SPAC Ordinary Share at an exercise price of $11.50 per share, that was included in the SPAC Units sold as part of the IPO.

“SPAC SEC Filings” has the meaning set forth in Section 4.14.

“SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of SPAC Ordinary Shares to redeem all or a portion of the  SPAC Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Shareholder” means any holder of any shares of SPAC Ordinary Shares.

“SPAC Shareholder Meeting” has the meaning set forth in Section 8.2(a)(i).

“SPAC Shareholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of SPAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Shareholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, mutually agreed upon by SPAC and the Company, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) one-half of any and all filing fees paid to Governmental Authorities in connection with the Transactions; and (c) one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

“SPAC Transaction Expenses Certificate” has the meaning set forth in Section 2.1(a).

“SPAC Units” means units of SPAC, each unit comprising one SPAC Ordinary Share and one-half of a SPAC Public Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated December 14, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

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“SPAC Warrants” means, collectively, the SPAC Private Placement Warrant and the SPAC Public Warrant.

“Sponsor” has the meaning set forth in the Recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the Recitals to this Agreement.

“Standards Setting Agreements” has the meaning set forth in Section 3.8(o).

“Standards Setting Body” has the meaning set forth in Section 3.8(o).

“Shareholder Litigation” has the meaning set forth in Section 8.5.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning set forth in Section 10.1(e).

“Terminating SPAC Breach” has the meaning set forth in Section 10.1(f).

“Tianjin Fengmai” means, Tianjin Fengmai Information Technology Co., Ltd. (天津丰迈信息技术有限公司), a limited liability company incorporated under the laws of the PRC on April 12, 2019.

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“Title IV Plan” has the meaning set forth in Section 3.21(c).

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” means all discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing).

“Transaction Proposals” has the meaning set forth in Section 8.2(a)(i).

“Transactions” means, collectively, the SPAC Merger, the Company Merger and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Trust Account” has the meaning set forth in Section 11.1(a).

“Trust Agreement” has the meaning set forth in Section 4.15.

“Trustee” has the meaning set forth in Section 4.15.

“Warrant Assignment Agreement” has the meaning set forth in the Recitals.

“WFOE” has the meaning set forth in the definition of Reorganization.

1.2 Construction. Unless the context of this Agreement otherwise requires or unless otherwise specified, the following rules of construction shall apply to this Agreement:

(a) Words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable.

(b) Words using the singular or plural number also include the plural or singular number, respectively.

(c) The terms “hereof”, “herein”, “hereby”, “herewith”, “hereto” and derivative or similar words refer to this entire Agreement; the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement.

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(d) The words “including” and “includes” shall be deemed to be followed by the words “without limitation”; and the word “or” shall be deemed to read “and/or”.

(e) References to any Law or statute shall refer to such Law or statute as amended and shall include all rules and regulations promulgated thereunder.

(f) References to any contract or agreement shall refer to such contract or agreement as amended to date.

(g) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(h) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(i) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(j) References to the Company with respect to periods following the Company Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

ARTICLE II

TRANSACTIONS; CLOSING

2.1 Pre-Closing Actions. The following transactions shall be effected prior to the Closing Date:

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(b) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (ii) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “SPAC Transaction Expenses Certificate”); and (iii) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC as of the date of this Agreement and during the period between the date of this Agreement and the Closing to be converted into Holdco Class A Ordinary Shares at Closing Date pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate.

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(c) Promptly following delivery by (i) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a) and (ii) SPAC of the SPAC Transaction Expenses Certificate and the SPAC Financing Certificate pursuant to Section 2.1(b) and, in any event, not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Purchase Price payable to each Company Shareholder in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Purchase Price to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Purchase Price to the Company Shareholders pursuant to this Article II, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

(d) On the Closing Date, immediately prior to the Company Merger Effective Time, the authorized share capital of Holdco shall be re-designated and re-classified as (A) 300,000,000 shares of Holdco Class A ordinary shares of a par value of US$0.0001 each (each, a “Holdco Class A Ordinary Share”), (B) 100,000,000 shares of Holdco Class B ordinary shares of a par value of US$0.0001 each (each, a “Holdco Class B Ordinary Share”), and (C) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Holdco Board may determine in accordance with the Holdco Governing Documents (the “Re-designation”), such that the authorized share capital of the Holdco shall be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

2.2 The Company Merger

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(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Companies Act, at the Company Merger Effective Time, Merger Sub I shall merge with and into the Company, and the separate corporate existence of Merger Sub I shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of Holdco.

(b) From and after the Company Merger Effective Time, the effect of the Company Merger shall be as provided in accordance with the applicable provisions of this Agreement and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub I and the Company set forth in this Agreement to be performed after the Company Merger Effective Time.

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(c) At the Closing, and immediately following confirmation of the effective filing of the Company Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Company Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub I and Company shall cause (or if Merger Sub I and Company do not cause, SPAC shall cause) a plan of merger in respect of the Company Merger (in form and substance reasonably acceptable to SPAC if prepared by the Company or to the Company if prepared by SPAC) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Company Merger effective (collectively, the “Company Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar of Companies (the “Cayman Islands Registrar”). The Company Merger shall become effective (the “Company Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar .

(d) From and after the Company Merger Effective Time, (i) the officers of the Surviving Corporation shall be appointed by the Surviving Corporation in accordance with the Company Governing Documents; and (ii) the directors of the Surviving Corporation shall be appointed by the Surviving Corporation in accordance with the Company Governing Documents.

(e) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub I, each share of share capital of Merger Sub I that is issued and outstanding immediately prior to the Company Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall, subject to Section 2.2(f), constitute the only outstanding shares in the share capital of the Surviving Corporation.

(f) The Company Merger shall result in the following with respect to the Company Shares:

(i) At the Company Merger Effective Time, by virtue of the Company Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Shares, each Company Share that is issued and outstanding immediately prior to the Company Merger Effective Time (other than the Company Dissenting Shares and the shares set forth in Section 2.2(f)(ii)) shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued Holdco Class A Ordinary Shares equal to the one (1) Company Share multiplied by the Company Exchange Ratio without interest; provided that the Company Exchange Ratio shall be adjusted to reflect appropriately the effect of any share subdivision, capitalization, share dividend or share distribution, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Closing Date. As of the Company Merger Effective Time, each holder of Company Shares (other than the Company Dissenting Shares and the shares set forth in Section 2.2(f)(ii)) shall cease to have any other rights in and to the Company.

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(ii) Notwithstanding anything to the contrary expressed or implied in Section 2.2(f)(i) or any other provision of this Agreement, at the Company Merger Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Company Merger Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iii) Each of the Company Dissenting Shares issued and outstanding immediately prior to the Company Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.6 and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6.

(g) At the Company Merger Effective Time, every issued and outstanding share(s) of Holdco owned by the Company, being the only issued and outstanding share(s) in the Holdco immediately prior to the Company Merger Effective Time, shall be canceled without any conversion thereof or payment therefore.

(h) Notwithstanding anything to the contrary in this Section 2.2, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) All securities issued upon the surrender of Company Shares in relation to the Company Merger and in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Holdco Ordinary Shares so issued in exchange.

(j) In the event any certificates for any Company Shares shall have been lost, stolen or destroyed, the Holdco shall cause to be issued in exchange for such lost stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdco with respect to the certificates alleged to have been lost, stolen or destroyed.

(k) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Holdco shall issue to each holder of Company Shares the corresponding number of Holdco Class A Ordinary Shares in accordance with Section 2.2(f).

(l) No fractional Company Shares, or certificates or scrip representing fractional Company Shares, will be issued upon applying the Company Exchange Ratio, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Any holder of a Company Share that would otherwise be entitled to receive a fraction of a Company Share (after aggregating all fractional Company Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Price per Company Share.

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2.3 The SPAC Merger

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(a) Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Cayman Companies Act, immediately following confirmation of the effective filing of the Company Merger, and effective at the SPAC Merger Effective Time, Merger Sub II shall be merged with and into SPAC, and the separate corporate existence of Merger Sub II shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of Holdco. The completion of the Company Merger is a condition precedent for the completion of the SPAC Merger.

(b) From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub II shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Surviving Corporations, which shall include the assumption by the SPAC Surviving Corporation of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub II set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) At the Closing, and immediately following confirmation of the effective filing of the Company Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Company Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub II and SPAC shall cause (or if Merger Sub II and SPAC do not cause, the Company shall cause) a plan of merger in respect of the SPAC Merger (in form and substance reasonably acceptable to the Company if prepared by SPAC or to SPAC if prepared by the Company) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar. The SPAC Merger shall become effective (the “SPAC Merger Effective Time”) at the time specified in the certificate of merger issued by the Cayman Islands Registrar.

(d) From and after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Surviving Corporation shall be appointed by Holdco in accordance with applicable Laws and the Governing Documents of the SPAC Surviving Corporation.

(e) At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub II, each share of share capital of Merger Sub II that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of ordinary shares of the SPAC Surviving Corporation.

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(f) The SPAC Merger shall result in the following with respect to the SPAC Units:

(i) At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Public Warrant, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(f).

(ii) Each SPAC Class B Ordinary Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically converted into one SPAC Class A Ordinary Share in accordance with the terms of the SPAC Charter (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Ordinary Share shall no longer be issued and outstanding and shall automatically be cancelled and cease to exist, and each holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such shares.

(iii) At the SPAC Merger Effective Time and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i) and the SPAC Class B Conversion, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Class A Ordinary Shares, each SPAC Class A Ordinary Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time (other than the Redeeming SPAC Shares, the SPAC Dissenting Shares, if any, and the shares set forth in Section 2.3(f)(iv)) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Holdco Class A Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Shareholder (other than the holders of the Redeeming SPAC Shares, the SPAC Dissenting Shares, if any, and the shares set forth in Section 2.3(f)(iv)) shall cease to have any other rights in and to SPAC.

(iv) Notwithstanding anything to the contrary expressed or implied in Section 2.3(f)(iii) or any other provision of this Agreement, at the SPAC Merger Effective Time, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v) At the SPAC Merger Effective Time and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i), by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Public Warrant, every SPAC Public Warrant issued and outstanding immediately prior to the SPAC Merger Effective Time shall, pursuant to and in accordance with the SPAC Warrant Agreement and the Warrant Assignment Agreement, automatically and irrevocably be modified to provide that such SPAC Public Warrant shall no longer entitle the holder thereof to purchase the number of SPAC Ordinary Shares set forth therein and in substitution thereof and rather that such SPAC Public Warrant shall entitle the holder thereof to acquire such equal number of Holdco Class A Ordinary Shares (each, an “Assumed Warrant”). Each Assumed Warrant shall have and be subject to the terms and conditions set forth in the Warrant Assignment Agreement.

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(vi) At the SPAC Merger Effective Time and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i), by virtue of the SPAC Merger and without any action on the part of the holder of the SPAC Private Placement Warrant, the SPAC Private Placement Warrant issued and outstanding immediately prior to the SPAC Merger Effective Time shall surrender its SPAC Private Placement Warrants for cancellation and shall instead receive 500,000 Holdco Class A Ordinary Shares.

(vii) All outstanding SPAC working capital loans will be paid in cash or, at the option of the holder, will be converted into Holdco Class A Ordinary Shares at a rate of $10.00 per Holdco Class A Ordinary Share at the SPAC Merger Effective Time.

(g) At the SPAC Merger Effective Time, the SPAC Governing Documents, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the Governing Documents of Merger Sub II shall be the Governing Documents of the SPAC Surviving Corporation and thereafter amended in accordance with their terms and as provided by Law.

(h) If any certificate for securities of Holdco to be issued is in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Holdco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Holdco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Holdco or any agent designated by it that such Tax has been paid or is not payable.

(i) Notwithstanding anything to the contrary in this Section 2.3, none of SPAC, Holdco or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) No fractional ordinary shares, or certificates or scrip representing fractional ordinary shares, will be issued upon the conversion of any SPAC securities pursuant to the SPAC Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Merger Sub II. Any holder of a SPAC Ordinary Share who would otherwise be entitled to receive a fraction of a share of Merger Sub II (after aggregating all fractional ordinary shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00.

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(k) All securities issued in exchange for SPAC equity securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC equity securities shall also apply to the Holdco securities so issued in exchange.

(l) In the event any certificates of SPAC equity securities shall have been lost, stolen or destroyed, the Holdco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to this Section 2.3; provided, however, that the Holdco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Holdco with respect to the certificates alleged to have been lost, stolen or destroyed.

2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Company Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 2.5 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) the Payment Spreadsheet;

(iii) a copy of the executed Warrant Assignment Agreement, duly executed by Holdco;

(iv) a copy of the executed Lock-Up Agreement, duly executed by the holders thereunder and Holdco;

(v) a copy of the executed Registration Rights Agreement, duly executed by certain holders of the Company Shares thereunder and Holdco; and

(vi) copies of the approvals, waivers or consents called for by Section 9.2(e), if any and as applicable.

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(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC prior to the SPAC Merger, effective as of the SPAC Merger Effective Time;

(iii) a copy of the executed Warrant Assignment Agreement;

(iv) a copy of the executed Lock-Up Agreement, duly executed by the holders of the SPAC Shares thereunder; and

(v) a copy of the executed Registration Rights Agreement, duly executed by the holders of the SPAC Shares thereunder.

(c) At the Closing, in accordance with Section 7.1, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay the aggregate accrued and unpaid amount of Company Transaction Expenses as of immediately prior to the Company Merger Effective Time and the aggregate accrued and unpaid amount of the SPAC Transaction Expenses as of immediately prior to the SPAC Merger Effective Time, by wire transfer of immediately available funds from the Trust Account.

(d) At the Closing, in accordance with the SPAC Financing Certificate, Holdco shall repay the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, or at the lender’s discretion, up to One Million Five Hundred Thousand Dollars ($1,500,000) of the loans may be converted into Holdco Ordinary Shares at the price of Ten Dollars ($10) per Holdco Ordinary Share.

(e) At the Closing, subject to the terms and conditions of this Agreement, Holdco shall issue to each holder of Company Shares such number of Holdco Class A Ordinary Shares as is set forth opposite such holder’s name on the Payment Spreadsheet.

2.6 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the holders of Company Shares that are issued and outstanding immediately prior to the Company Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Company Merger and who have given a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Company Dissenting Shares”) shall not be converted into, and any such holder of the Company Dissenting Shares (the “Company Dissenting Shareholder”) shall have no right to receive, any Shareholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Dissenting Shares). Any holder of Company Shares who prior to the Company Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Dissenting Shares pursuant to Section 238(7) of the Cayman Companies Act shall be treated in the same manner as a holder of Company Shares who did not give a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act.

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(b) Prior to the Company Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to Section 238(5) of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to Section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Company Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238(8) of the Cayman Companies Act.

(c) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the holders of SPAC Ordinary Shares that are issued and outstanding immediately prior to the SPAC Merger Effective Time and that are held by SPAC Shareholders who have not voted in favor of the SPAC Merger and who have given a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares”) shall not be converted into, and any such holder of the SPAC Dissenting Shares (the “SPAC Dissenting Shareholder”) shall have no right to receive, any SPAC Merger Consideration, and shall cease to have any of the rights as a shareholder of the SPAC (save for the right to be paid fair value for the SPAC Dissenting Shares). Any holder of SPAC Ordinary Shares who prior to the SPAC Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their SPAC Dissenting Shares pursuant to Section 238(7) of the Cayman Companies Act shall be treated in the same manner as a holder of SPAC Ordinary Shares who did not give a notice of election to dissent pursuant to Section 238(5) of the Cayman Companies Act.

2.7 Withholding. Each of Holdco, the Surviving Corporation, SPAC, Merger Sub I and Merger Sub II and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law; provided that Holdco, the Surviving Corporation, SPAC, Merger Sub I and Merger Sub II or their agent, as applicable, shall provide notice of any withholding that it either intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so withheld by Holdco, the Surviving Corporation, SPAC, Merger Sub I or Merger Sub II or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter):

3.1       Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The Company is presently qualified to do business and in good standing in each jurisdiction in which it is required to be so qualified and in good standing. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Leading Group Company, including all amendments thereto as in effect as of the date of this Agreement.

3.2       Due Authorization. All corporate action on the part of each of the Leading Group Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken at or prior to the Closing, subject to (i) obtaining the approval of the Company Board and the Company Shareholder Resolution, (ii) the filing of the Company Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which the Company is or will be a party (assuming due authorization, execution and delivery by each other party thereto) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (B) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity (the exceptions set forth in clauses (A) and (B), collectively, the “Enforceability Exceptions”).

3.3 Non-Contravention. None of the Leading Group Companies is in material violation of any term of its Governing Documents. None of the Leading Group Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party and the performance by the Company of its obligations hereunder and thereunder will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Leading Group Companies is a party or by which any of the Leading Group Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order (subject in each case to obtaining the approval of the Company Board and the Company Shareholder Resolution, filing of the Company Merger Filing Documents and receipt of the Regulatory Approvals), or (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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3.4 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of 1,159,682,763 Company Shares. Set forth on Section 3.4(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other equity interests of the Company and the number of Company Shares or equity interests held by each such holder as of the date hereof. Except as set forth on Section 3.4(a) of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preference shares or other Leading Group Company Interests authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Shares (A) have been duly authorized and validly issued and allotted and are fully paid; (B) have been offered, sold, transferred and issued in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Company Governing Documents and (2) any other applicable Contracts governing the issuance or allotment of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Governing Documents or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens, other than Permitted Liens.

(b) As of the date hereof, (i) no Company Preference Shares are or shall be outstanding and (ii) the only Leading Group Company Interests outstanding are 1,159,682,763 Company Shares and Leading Group Company Interests set forth on Section 3.4(b) of the Company Disclosure Letter.

(c) Except as otherwise set forth in this Section 3.4 or on Section 3.4(c) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

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3.5 Subsidiaries; Group Structure.

(a) Section 3.5(a) of the Company Disclosure Letter sets forth a complete structure chart showing all the Leading Group Companies, indicating the ownership and control relationships among all such Leading Group Companies and other Persons on a fully diluted and as-converted basis (i) on the date hereof and (ii) as of immediately after the Closing.

(b) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.5(b) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business and in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole. All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

3.6 Financial Statements.

(a) The Company has made available to SPAC true, complete and correct copies of the unaudited consolidated balance sheets of the Company, and the related statements of operations, changes in Shareholders’ equity and cash flows, for the fiscal years ended June 30, 2023 and June 30, 2022, including the notes thereto (collectively, the “Company Financial Statements”) and reviewed financial statements for the six (6) month period ended December 31, 2023 (the “Interim Financial Statements” and, together with the Company Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) are complete and accurate and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Financial Statements. when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with the terms hereof, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

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(c) The Financial Statements do or when provided will present fairly in all material respects the information shown therein. The assumptions, information and data used in the preparation of such Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Financial Statements.

(d) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements or as set forth on Section 3.6(d) of the Company Disclosure Letter, there is no other Indebtedness, liability or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be set forth on a balance sheet in accordance with GAAP, except for Indebtedness, liabilities, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business and consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) that are executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party, (e) that are expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby or (f) that are , individually or in aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

(e) None of the Company, any director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(f) The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

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(g) As of the date hereof, the Company Board would be able to give a solvency statement in relation to each of the Company and the Surviving Corporation in accordance with the Cayman Companies Act, respectively, to effect the Company Merger, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Company Merger.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Letter lists all material Contracts to which any Leading Group Company is a party, by which any Leading Group Company is bound or to which any Leading Group Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of Fifteen Million Dollars ($15,000,000) or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments or expenses incurred by the Company of Fifteen Million Dollars ($15,000,000);

(iii) each Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of an annual compensation of at least Three Hundred Thousand Dollars ($300,000), and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) in excess of One Million Dollars ($1,000,000);

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(vi) all Intellectual Property Contracts, separately identifying all such Intellectual Property Contracts under which the Company is obligated to pay royalties thereunder and all such Intellectual Property Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company;

(ix) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts for less than Fifteen Million Dollars ($15,000,000) or relating to such Affiliate’s status as a Company Shareholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of Three Million Dollars ($3,000,000) per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding Five Million Dollars ($5,000,000);

(xii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents the Company);

(xiii) all Contracts that are not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of One Million Dollars ($1,000,000) per the terms of such contract;

(xiv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

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(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, except where such default or failure would not have a Company Material Adverse Effect.

3.8 Intellectual Property.

(a) The Company is the sole and exclusive owner of each item of certain items of Intellectual Property (the “Company Owned IP”), free and clear of any Liens (except for Permitted Liens). The Company has no exclusively licensed Intellectual Property.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth a complete and correct list of all (i) Registered Company Owned IP; (ii) unregistered material Trademarks constituting Company Owned IP; (iii) domain names constituting Company Owned IP; and (iv) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Company Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed.

(c) All Registered Company Owned IP is subsisting and to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, all Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered Company Owned IP is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. There have been no claims filed, served or threatened in writing, or orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Company Owned IP. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Registered Company Owned IP have been paid or are scheduled to be paid in advance of any applicable deadline and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

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(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as planned to be conducted, do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person in any material respect. There have been no claims filed, served or threatened in writing or, to the Company’s Knowledge, orally against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against the Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, no third Person has conflicted with, infringed, misappropriated or otherwise violated any Company Owned IP in any material respect.

(e) The Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company Owned IP. There are no Actions pending that involve a claim against a third Person by the Company alleging infringement or misappropriation of Company Owned IP. The Company is not subject to any Governmental Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company.

(f) Except as disclosed on Section 3.8(f) of the Company Disclosure Letter, each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company or any predecessor in interest thereto has executed a form of proprietary information or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company’s Confidential Information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was substantially related to the Business of the Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company is or has been in material violation of any term of any such Contract.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h) Except as would not be or reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, none of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

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(i) Except as set forth on Section 3.8(i) of the Company Disclosure Letter, the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j) The Company has exercised commercially reasonable best efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Company Owned IP and all other material Confidential Information. Except as would not be or reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) no Company Owned IP is subject to any technology or source code escrow arrangement or obligation; and (ii) no Person other than the Company and their employees and contractors (A) has a right to access or possess any source code of the Software constituting the Company Owned IP or (B) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company is in actual possession of the source code of any Software constituting Company Owned IP.

(k) The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the any websites or applications made available to the general public by or on behalf of the Company or its Subsidiaries prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company. The Privacy Policy accurately describes the Company’s and its Subsidiaries’ data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice and. None of the marketing materials or advertisements made, or provided by, or on behalf of the Company have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(l) In connection with its Processing of any Personal Information, the Company is and has been in compliance in all material respects with all applicable Laws, including all data privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to a governmental authority, a data subject, or any other Person. In addition, the Company has in place and since July 1, 2021 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company is and has been in material compliance with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company and its Subsidiaries of any Personal Information of any Person. Except as would not be or reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company has not been subject to, and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company by any Governmental Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, and (ii) requires by written contract all material third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company’s behalf, to implement, appropriate security programs and policies consistent with all applicable data protection Laws. Without limiting the generality of the foregoing, since July 1, 2021, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

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(m) The Software that constitutes Company Owned IP and all Software that is used by the Company is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated publicly available Software into the Company products and services, and the Company has not distributed publicly available Software as part of the Company’s and its Subsidiaries’ products and services other than as set forth on Section 3.8(m) of the Company Disclosure Letter in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company is in material compliance with all publicly available Software license terms applicable to any publicly available Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in material breach of any license with respect to publicly available Software.

(n) The Company has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respect with its contractual obligations to other Persons, commercially reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company or its Subsidiaries in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the business of the Company or its Subsidiaries. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the business of the Company and its Subsidiaries. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company and its Subsidiaries.

(o) The Company is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company and its Subsidiaries are currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each, a “Standards Setting Body”) that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. Schedule 3.8(o) of the Company Disclosure Letter sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which Company and its Subsidiaries is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to SPAC. The Company has not made any written Patent disclosures to any Standards Setting Body. The Company is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Setting Body.

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3.9 Title to Properties and Assets; Liens. Except as would not be or reasonably expected to be material to the , taken as a whole: (i) each of the Leading Group Companies has good and marketable title to its properties, assets and rights, including the Company Owned IP, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens; (ii) with respect to the properties, assets and rights it leases, each of the Leading Group Companies is in compliance with such leases in all material respects and, to the Company’s Knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens; (iii) the properties, assets and rights owned, leased or licensed by the Leading Group Companies (including any Company Owned IP) constitute all the properties, assets and rights of any kind or description whatsoever, including goodwill, used in connection with the businesses of the Leading Group Companies and such properties, assets and rights constitute all the properties, assets and rights necessary for the Leading Group Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth each real property lease to which the Company or any of its Subsidiaries is a party or by which it is bound (each, a “Lease”), indicating, for each Lease, the parties thereto, the address of the real property demised thereunder, the rent payable thereunder, the term of the Lease and any other material provisions thereof. Except as set forth on Section 3.10(a) of the Company Disclosure Letter, the Company does not own, or otherwise have an interest in, any real property, including under any Lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company leases any real property or right therein. The Company has provided to SPAC accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its Leased Real Property, free and clear of all Liens. The Company has not breached or violated in any material respect any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; (vii) there are no outstanding written or, to the Knowledge of Company, or claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the real property on which such leasehold estate is located. The Leased Real Property is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such Leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the Leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each Leased Real Property. The Company does not owe any brokerage commission with respect to any Leased Real Property.

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(c) Except as disclosed on Section 3.10(c) of the Company Disclosure Letter, the lessor under each Lease is qualified and has obtained all Approvals necessary to enter into such Lease, including any Approvals required from the owner of the property demised pursuant to the Lease if the lessor is not such owner. The use and operation of the real properties subject to the Leases by the Leading Group Companies is in compliance with all applicable Laws, including all applicable building codes, environmental, zoning, subdivision and land use Laws. None of the Leading Group Companies has received notice from any Governmental Authority advising it of a violation (or an alleged violation) of any such Laws.

3.11 Environmental Matters.  Except as set forth on Section 3.11 of the Company Disclosure Letter:

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) since July 1, 2021, each Leading Group Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (ii) the Leased Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Leading Group Company is responsible for such compliance;

(b) Each Leading Group Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, except where the failure to obtain the same would not reasonably be expected to have a Company Material Adverse Effect, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Leading Group Company have been made available to SPAC;

(c) To the Knowledge of the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Leading Group Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits, and except as would not reasonably be expected to required investigation or result in the incurrence of material liability ;

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(d) No Leading Group Company has received written notice from any Governmental Authority of any material violations of applicable Environmental Laws or any material violations concerning any Hazardous Materials; and

(e) The Company has made available to SPAC: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any Leading Group Company within the last five (5) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Leading Group Company at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any Leading Group Company or any environmental consultant engaged by either of them within the past two (2) years.

3.12 Compliance with Laws.

(a) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation in any material respect of, and, since July 1, 2021, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders. Since July 1, 2021, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company of, or failure on the part of the Company to comply with, or any liability suffered or incurred by the Company in respect of any material violation of or material noncompliance with, any Law, Order or policy of any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened alleging any such material violation or noncompliance by a member of the Company. Since July 1, 2021, the Company has not received any written or, to the Company’s Knowledge, oral notice of any violation of any Law or Governmental Order. Without limiting the generality of the foregoing, the Company is, and since July 1, 2021, has been, in compliance in all material respects with: (A) every Law applicable to the Company due to the specific nature of the Business, including data protection Laws; (B) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to any member of the Company; and (C) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since July 1, 2021, the Company has not been threatened or charged in writing or to the Company’s Knowledge, orally with or given written or to the Company’s Knowledge, oral notice of any violation of any data protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Governmental Authority and, to the Company’s Knowledge, the Company is not under investigation with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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(c) Shanghai Jingkun and its Subsidiaries are not engaged in any “prohibited industries” or “restricted industries” as set forth in the Negative List, that do not allow foreign investment or require the foreign investment to meet certain requirements. Neither the Reorganization nor the business of the Leading Group Companies is in violation of the Negative List, any foreign investment laws and regulations of the PRC or any other applicable Laws.

3.13 Absence of Changes. Since December 31, 2023 (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Leading Group Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and transactions in connection with Company Shares, and related agreements and Indebtedness, the terms of which have been made available to SPAC); and (c) none of the Leading Group Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of Five Hundred Thousand Dollars ($500,000) individually or One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate to any Person other than any of the other Leading Group Companies and other than non-exclusive licenses in the Ordinary Course.

3.14 Litigation. As of the date of this Agreement (a) there are no Actions pending threatened in writing or, to the Company’s Knowledge, orally against any of the Leading Group Companies or its respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of the Company to enter into this Agreement or any Ancillary Agreement or the right of any of the Leading Group Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement or (ii) if determined adversely to any Leading Group Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Leading Group Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Leading Group Companies currently pending or which any of the Leading Group Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Insurance. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (a) each of the Leading Group Companies has in full force and effect insurance policies that cover such material risks and are in such amounts as are deemed by the Company reasonable and necessary for the businesses of the Leading Group Companies; (b) all premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Leading Group Companies with respect to any such policy; and (c) the Company has not received any written notice of denial or dispute of coverage for, and, to the Company’s Knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC.

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3.16 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Leading Group Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any Transaction contemplated hereby or thereby, except for (a) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Company Merger Filing Documents and any other filings or notices required for the consummation of the Company Merger, (b) the CSRC Filing(s), (c) the Regulatory Approvals, and (d) such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings the failure of which to obtain, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.17 Licenses and Permits. Section 3.17 of the Company Disclosure Letter sets forth a complete and correct list of each material Permit, together with the name of the Governmental Authority issuing the same. All such material Permits are valid and in full force and effect, and none of such material Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Leading Group Company has all material Permits necessary to operate the its business, and each of the Permits is in full force and effect. No Leading Group Company is in material breach or violation of, or material default under, any such material Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such material Permit. The Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not pending or, to the Company’s Knowledge, threatened any Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company involving any material Permit or alleging that any Leading Group Company is required to have any Permit that it does not have.

3.18 Brokers or Finders; Transaction Expenses. Except as provided in the consulting service agreement (an unsigned draft of which has been made available to SPAC), between East West Financial Holding Group Limited and the Company and as set forth on Section 3.18 of the Company Disclosure Letter, none of the Leading Group Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Leading Group Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

3.19 Related-Party Transactions. Except as set forth on Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Leading Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Leading Group Companies, nor is any of the Leading Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

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(b) To the Company’s Knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Leading Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Leading Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Leading Group Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Leading Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the Leading Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees of any of the Leading Group Companies. There has not been and there is not any union organization activity, lockout, slowdown, picketing or work stoppage, unfair labor practice charge or other labor dispute involving any of the Leading Group Companies pending, or to the Company’s Knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the Knowledge of the Company, is there any labor organization activity involving the employees of any of the Leading Group Companies.

(b) To the Company’s Knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Leading Group Companies, nor does any of the Leading Group Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Leading Group Companies is currently providing full-time services to the conduct of the business of each of the Leading Group Companies. To the Company’s Knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth on Section 3.20(c) of the Company Disclosure Letter, the employment of each officer of each of the Leading Group Companies is terminable at the will of each of the Leading Group Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d) Except as set forth on Section 3.20(d) of the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Leading Group Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

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(e) With respect to all current and former Persons who have performed services for or on behalf of any of the Leading Group Companies, each of the Leading Group Companies is in compliance in all material respects, and during the past four (4) years has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations. Each member of the PRC Entities is in material compliance with each Law and all Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions and housing fund contributions required under applicable Law and such Contracts. There is no pending investigation related to any employee or consultant of any member of the Leading Group Companies.

(f) Set forth on Section 3.20(f) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each department of each Leading Group Company, the number of employees in each such department.

(g) Set forth on Section 3.20(g) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Leading Group Company, of all individuals who perform services for any of the Leading Group Companies as an independent contractor with an annual payment in excess of Three Hundred Thousand Dollars ($300,000), including for each such individual his or her name, services performed, and rate of compensation (if any), and location at which such individual performs services for such Leading Group Company.

(h) There are no material claims, disputes, grievances or controversies pending or, to the Knowledge of the Company, threatened involving any employee or group of employees. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, there are no charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (A) pertain to any current or former employee and (B) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board or any other Governmental Authority.

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(a) No employee of the Leading Group Companies is subject to any covenant restricting him or her from working for any member of the Leading Group Companies.

3.21 Employee Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (iv) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (v) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Letter or except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

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(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. benefit plan.

(g) Except as set forth on Section 3.21(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting or settlement of any restricted stock unit award.

(h) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

3.22 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and any Subsidiary have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all respects and (iii) all income and other Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

(b) The Company and each Subsidiary has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.

(c) Neither the Company nor any Subsidiary has any Liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract or by operation of Law (other than Taxes of the Company).

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(d) No Liens for Taxes have been filed against the Company or any Subsidiary, except for Permitted Liens.

(e) No Tax Return related to income or other Taxes of the Company or any Subsidiary is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened or proposed (tentatively or definitely) or contemplated against, or regarding, any Taxes of the Company or any Subsidiary, and no Tax Authority has proposed, assessed or asserted in writing any deficiency with respect to Taxes against the Company or any Subsidiary with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Company or any Subsidiary does not currently file Tax Returns has claimed that the Company or any Subsidiary is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. Neither Company nor any Subsidiary has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company or any Subsidiary is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of the Company and each Subsidiary (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(i) Neither the Company nor any Subsidiary is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group all of the members of which consisted of the Company and its subsidiaries).

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) The Company and each Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

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(l) The Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(m) The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

3.23 Books and Records. The minute books of each of the Leading Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the Leading Group Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Leading Group Companies.

3.24 Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the Leading Group Companies or their respective Affiliates, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, agents, distributors, resellers, or other third parties has made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Leading Group Companies to obtain or retain business for, or direct business to any of the Leading Group Companies. To the Knowledge of the Company, none of the Leading Group Companies nor any of their respective directors, officers, employees, agents, distributors, resellers, or other third parties has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Leading Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s Knowledge, threatened. Each of the Leading Group Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

3.25 Anti-Money Laundering. The operations of each of the Leading Group Companies are and at all times have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Leading Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Leading Group Companies, and, no Action by or before any Governmental Authority involving any of the Leading Group Companies with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

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3.26 OFAC. None of the Leading Group Companies, any director or officer of the Leading Group Companies or, to the Company’s Knowledge, any agent, employee, affiliate, or Person acting on behalf of the Leading Group Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and to the Knowledge of the Company the Leading Group Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

3.27 Sanctions. None of the Leading Group Companies, any of their respective Affiliates, directors or officers or, to the Knowledge of the Company, any of their respective employees or agents is a Person that is, or is owned or controlled by a Person that is, (a) the subject of any Sanctions or (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past three (3) years, to the Company’s Knowledge, none of the Leading Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

3.28 Export Controls. The Leading Group Companies, and to the Company’s Knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Leading Group Companies has (a) received written notice of, any actual, alleged or potential violation of any Export Law or (b) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

3.29 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Leading Group Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no Shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Leading Group Companies is subject, party or otherwise bound.

3.30 Proxy/Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, or (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Ordinary Shares.

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3.31 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the Company Shareholders and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve, authorize and adopt this Agreement, the Mergers and the other Transactions and vote in favor of the Company Shareholder Resolution.

3.32 Contractual Arrangements.

(a) The Controlling Documents, in the aggregate intending to establish and maintain the Contractual Arrangements, constitute valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms and adequate to establish and maintain the intended Contractual Arrangements, under which the financial statements of Shanghai Handong will be consolidated with those of the Leading Group Companies in accordance with GAAP, except as limited by the Enforceability Exceptions or by any requirements from any Governmental Authority. There are no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Person or any Actions pending or, to the Knowledge of the Company, threatened against or affecting any of the Company, the WFOE or Shanghai Handong that (i) challenge the validity or enforceability of all or any part of the Controlling Documents taken as whole; (ii) challenge the Contractual Arrangements or the ownership structure set forth in the Controlling Documents; (iii) claim any ownership, share, equity or interest in the WFOE or Shanghai Handong, or claim any compensation for not being granted any ownership, share, equity or interest in the WFOE or Shanghai Handong; or (iv) claim any of the Controlling Documents or the ownership structure thereof or any arrangements or performance of or in accordance with the Controlling Documents violated or violates any applicable PRC Laws.

(b) The execution, delivery and performance by each of the relevant parties of their respective obligations under each Controlling Document did not and do not (i) result in any violation of respective business licenses or charter documents of any such party, (b) result in any violation of any applicable PRC Laws or (c) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any Contract to which any of such parties is a party or by which it is bound.

(c) All consents and registrations thereof with any Governmental Authority required to give effect of the transactions contemplated by the Controlling Documents have been made or unconditionally obtained in writing, and no such consent or registration has been withdrawn or is subject to any condition precedent that has not been fulfilled or performed.

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3.33 Data Privacy and Security.

(a) Each of the Leading Group Companies is and during the last five (5) years has been in compliance in all material respects with all applicable cybersecurity, data security and personal information protection Laws and contractual obligations binding upon such Leading Group Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of personal data, including any applicable Laws relating to transferring personal information and other data outside of the PRC.

(b) As of the date of this Agreement, the Company has not received notice of any pending Action, nor has there been any material Action against any Leading Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general, Ministry of Industry and Information Technology of the PRC (including its local counterparts) or similar state official or any other Governmental Authority (whether in the United States, Cayman Islands or PRC); or (iii) any other Governmental Authority, in each case, alleging that any processing of personal data by or on behalf of a member of the Leading Group Companies is in violation of any requirements under Section 3.33(a).

(c) During the last five (5) years (i) there has been no material unauthorized processing of personal data in the possession or control of any Leading Group Company or any service providers thereto, (ii) there have been no material unauthorized intrusions or breaches of security into any of the IT systems under the control of any Leading Group Company and (iii) no Leading Group Company has experienced any security risk or incident that triggers the breach notification obligation under the applicable cybersecurity, data security and personal information protection Laws or has actually made such breach notification.

(d) Each Leading Group Company owns or has a binding Contract in place to use the IT systems as necessary to operate its business as currently conducted in all material respects.

(e) Each Leading Group Company has implemented and established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other processing of personal data that are consistent with industry standards and the requirements of applicable Law in all material respects. Each Leading Group Company maintains backups of all data used to conduct the business of such member of the Leading Group Companies at a reasonable frequency.

3.34 No Additional Representations or Warranties.

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(a) Except as provided in Article IV or in the case of intentional fraud, (i) none of SPAC, any of its Affiliates or any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or the holders of Company Shares; (ii) SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Leading Group Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “dataroom”, management presentation, due diligence discussion or in any other form in contemplation of the Transactions; and (iii) neither SPAC nor any of its Affiliates or any of its equityholders, partners, members or Representatives shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates.

(b) Without limiting the generality of Section 3.34(b), except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of Holdco or the Leading Group Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other Person, and, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed.

(c) The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective Shareholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary expressed or implied in this Agreement, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (a) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (b) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (b), be deemed to be part of the representations and warranties made hereunder:

4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all corporate power and authority, and all governmental licenses, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the SPAC Governing Documents. SPAC is and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents.

4.2 Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and Shareholders necessary and required for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been or will be duly and validly authorized, approved and taken prior to the Closing, subject to (i) obtaining approval of the SAC Board and the SPAC Shareholders’ Approval, (ii) the filing of the SPAC Merger Filing Documents and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of SPAC, enforceable against SPAC and such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

4.3 Consents; Required Approvals.  Assuming the truth and accuracy of the Company’s representations and warranties contained in Article III and Holdco’s representations and warranties contained in Article V , no notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary to be made by SPAC for the execution, delivery or performance of this Agreement, the other Transaction Documents to which SPAC is or will be a party or the consummation by SPAC of the Transactions.

4.4 Capitalization.

(a) The authorized share capital of SPAC is Fifty-Five Thousand Five Hundred Dollars ($55,500) divided into 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares, of which 5,982,450 Class A Ordinary Shares and one (1) Class B Ordinary Share are issued and outstanding as of the date hereof. 10,781,200 SPAC Class A Ordinary Shares are reserved for issuance upon the exercise of the SPAC Public Warrants and 11,124,960 SPAC Class A Ordinary Shares are reserved for issuance upon the exercise of the SPAC Private Placement Warrants. All outstanding SPAC Ordinary Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) have been offered, sold and issued by SPAC in compliance with applicable Law (including federal and state securities Laws) and all requirements set forth in the SPAC Governing Documents and (iii) are not subject to and were not issued in violation of any Lien, purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law (including federal and state securities Laws), the SPAC Governing Documents or any Contract to which SPAC is a party or by which SPAC is bound. Subject to the SPAC Shareholders’ rights to elect to effect a SPAC Share Redemption, there are no outstanding Contracts for SPAC to repurchase, redeem or otherwise acquire any shares in the capital stock of SPAC. In accordance with the SPAC Governing Documents, at the SPAC Merger Effective Time, the issued and outstanding Class B Ordinary Share shall automatically and without any further action by any Person, be converted into one (1) Class A Ordinary Share.

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(b) Except as set forth in the SPAC Governing Documents, on Section 4.4(b)of the SPAC Disclosure Letter, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or any capital equity of SPAC. Other than as set forth in the SPAC SEC Filings, and any promissory notes that may be issued by the Sponsor to the SPAC for working capital purposes that are set forth on Section 4.4(b) of the SPAC Disclosure Letter, there are no outstanding or authorized options, warrants, rights, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of the SPAC or obligating SPAC to issue or sell any shares of share capital of, or any other interest in, SPAC. SPAC does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth on Section 4.4(b) of the SPAC Disclosure Letter, there are no voting trusts, Shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) SPAC does not directly or indirectly own, or hold any rights to acquire, any share capital or any other securities or interests in any other Person.

4.5 Financial Statements.

(a) The financial statements (including the notes and schedules thereto) of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are complete, true and correct in all material respects and present fairly the financial condition, operating results, Shareholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable. SPAC has no material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

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(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub II with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub II, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub II has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not and would not reasonably be expected to be material to SPAC, (ii) obligations that are executory obligations arising under Contracts to which the Company or any of its Subsidiaries is a party, (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.5(d) of the SPAC Disclosure Letter.

4.6 Compliance with Other Instruments.

(a) SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

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(b) The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not, by the giving of notice, the lapse of time or otherwise, (i) violate, conflict with, cause the termination or acceleration of, or result in a right of termination, cancellation, modification or acceleration, or, subject to obtaining the SPAC Shareholders’ Approval, the filing of the SPAC Merger Filing Documents and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default, trigger any payment, vesting or increase in the amount of any compensation or benefit payable under, (A) the SPAC Governing Documents, (B) any Contract to which SPAC is a party or by which its assets are bound or (C) any applicable Law, Permit or Governmental Order, or (ii) result in or permit the creation of any Lien (other than Permitted Liens) upon any of SPAC’s properties or assets, except, in the case of clauses (i)(B), (i)(C) and (ii), to the extent that the occurrence thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

4.8 Litigation. As of the date of this Agreement (a) there are no Actions or any basis therefore pending or, to SPAC’s Knowledge, currently threatened against SPAC, any of its officers or directors or any of its securities or any of its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement or the right of SPAC to enter into this Agreement or any Ancillary Agreement or to perform its obligations hereunder or thereunder or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and of Holdco, Merger Sub I and Merger Sub II in Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (a) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Filing Documents and any other filings or notices required for the consummation of the SPAC Merger, (b) the Regulatory Approvals and (c) such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings the failure of which to obtain, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

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4.10 Brokers or Finders; Transaction Expenses. Except as provided in the Commission Agreement effective as of August 13, 2024 between Pacifico Investment Holding Limited and SPAC and as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

4.11 Taxes.

(a) (i) All Tax Returns required to be filed by SPAC or on behalf of SPAC have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all respects and (iii) all income and other Taxes (whether or not shown as due on such Tax Returns) have been fully and timely paid.

(b) SPAC has complied with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid over.

(c) SPAC does not have any Liability for Taxes of any Person (other than SPAC) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract or by operation of Law (other than Taxes of SPAC).

(d) No Liens for Taxes have been filed against SPAC, except for Permitted Liens.

(e) No Tax Return related to income or other Taxes of SPAC is under audit or examination by any Tax Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending, threatened or proposed (tentatively or definitely) or contemplated against, or regarding, any Taxes of SPAC, and no Tax Authority has proposed, assessed or asserted in writing any deficiency with respect to Taxes against SPAC with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which SPAC does not currently file Tax Returns has claimed that SPAC is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. SPAC has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which SPAC is liable and that remains in effect has been granted or requested.

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(h) The unpaid Taxes of SPAC (i) do not, as of the most recent SPAC Financial Statements, exceed the reserve for Tax-related Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent SPAC Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SPAC in filing its Tax Returns.

(i) SPAC is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Law (other than a group the common parent of which was or is SPAC).

(j) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) SPAC is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among SPAC. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to SPAC is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l) SPAC has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. SPAC does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.12 Takeover Statutes and Charter Provisions. SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in SPAC Charter) contained in SPAC Charter or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no Shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

4.13 Proxy/Registration Statement. The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, or (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

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4.14 SEC Filings. Except as set forth on Section 4.14 of the SPAC Disclosure Letter, SPAC has filed or furnished, and will file all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

4.15 Trust Account. As of August 14, 2024, SPAC has Six Million Seven Hundred Eighty-Eight Thousand Two Hundred Thirty-Seven Dollars and Eight-Two Cents ($6,788,237.82) in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement dated as of December 14, 2021, between SPAC and Continental Stock Transfer and Trust, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (a) SPAC Shareholders holding SPAC Ordinary Shares (prior to the SPAC Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their SPAC Ordinary Shares (prior to the SPAC Merger Effective Time) pursuant to the SPAC Governing Documents, (b)the Sponsor if the Sponsor chooses to get paid in cash for any part of the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, pursuant to Section 2.5(d) of this Agreement and (c) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s Knowledge, as of the date of this Agreement, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of the SPAC Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Shareholder may make against SPAC assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Shareholders exercising redemption rights). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, rescinded, amended or modified in any respect.

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4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.17 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing. SPAC has not entered into any material Contract except for those filed in the SEC Filings or listed on Section4.17(a) of the SPAC Disclosure Letter.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

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4.18 Nasdaq Quotation. As of the date of this Agreement, SPAC Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “HAIA,” “HAIAW” and “HAIAU” respectively. Other than as disclosed in the SPAC SEC filings, SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares or the SPAC Warrants or terminate the listing of SPAC Ordinary Shares, SPAC Warrants and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

4.19 Board Approval. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the SPAC Shareholders, (c) determined that the Transactions constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Shareholders approve the Transaction Proposals and this Agreement.

4.20 Anti-Money Laundering. The operations of SPAC are and have at all times been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, to the extent applicable to SPAC, and, no Action by or before any Governmental Authority involving SPAC with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of SPAC, threatened.

4.21 OFAC. Neither SPAC nor any director or officer of SPAC (nor, to the Knowledge of SPAC, any agent, employee, affiliate, or Person acting on behalf of SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.22 No Additional Representations or Warranties.

(a) Except as provided in Article III or in the case of intentional fraud, (i) none of the Company, its Subsidiaries or any of their respective Affiliates or any of their respective equityholders, partners, members or Representatives (each, a “Company Party”) has made or is making any representation or warranty whatsoever to SPAC; (ii) the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to any of the Leading Group Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the Leading Group Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms”, management presentations, due diligence discussions or in any other form in contemplation of the Transactions; and (iii) neither the Company nor any other Company Party shall be liable in respect of the accuracy or completeness of any such information.

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(b) Without limiting the generality of Section4.22(a), except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Leading Group Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed.

(c) SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Leading Group Companies and the Transactions. Except as provided in Article III or in the case of intentional fraud, SPAC is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO

Holdco hereby represents and warrants to SPAC, the following:

5.1 Organization, Good Standing, Corporate Power and Qualification.

(a) Holdco is and, upon its formation, each of Merger Sub I and Merger Sub II will be a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

(b) Holdco has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations hereunder and thereunder. Upon its formation, each of Merger Sub I and Merger Sub II will have the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as then conducted and as contemplated to be conducted, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder.

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(c) The Governing Documents of Holdco, true and complete copies of which have been made available to SPAC, are in full force and effect.

5.2 Capitalization.

(a) The authorized shares of Holdco consists of 500,000,000 Holdco Ordinary Shares, all of which are issued and outstanding as of the date of this Agreement. Upon its formation. The issued and outstanding Holdco Ordinary Shares and any shares of Merger Sub I and Merger Sub II that will be issued in connection with the consummation of the Transactions, (i) have been, or when issued will be, duly authorized, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and the Governing Documents of the respective company and (iii) were not, or will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except (i) as set forth on Section5.2(a) of the Company Disclosure Letter, including any Holdco Ordinary Shares and shares of Merger Sub I and Merger Sub II that will be issued in connection with the consummation of the Transactions, and (ii) for the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of share capital of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares of share capital of, other equity securities in, or debt securities of any Acquisition Entity.

(c) Holdco does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, upon the formation thereof, Merger Sub I and Merger Sub II and, as of the Closing Date, SPAC and the Surviving Corporation. After the formation thereof, neither Merger Sub I nor Merger Sub II will own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

5.3 Due Authorization.

(a) All corporate actions on the part of Holdco necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the performance of all its obligations hereunder and thereunder and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized, approved and taken, subject to the filing of the Company Merger Filing Documents and the SPAC Merger Filing Documents.

(b) This Agreement and each Ancillary Agreement to which Holdco, Merger Sub I or Merger Sub II is or will be a party is or, when executed and delivered by such Acquisition Entity, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

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5.4 Compliance with Other Instruments.

(a) Holdco is not in violation of any term of its Governing Documents or any applicable Laws. Holdco is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Holdco to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

(b) The execution and delivery and performance by Holdco of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party will not, by the giving of notice, the lapse of time or otherwise, (i) violate, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (A) its Governing Documents of, (B) any Contract to which Holdco is a party or by which its assets are bound or (C) any applicable Law, Permit or Governmental Order, or (b) result in the creation of any Lien upon any of its properties or assets of, except, in the case of clauses (i)(B), (i)(C) and (ii), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Holdco to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

5.5 Absence of Changes. Since the date of the formation of Holdco, there has not been, individually or in the aggregate, a material adverse effect on its ability to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions; and, since the date of its formation to the date of this Agreement, Holdco has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

5.6 Actions. There are no Actions pending or, threatened in writing against Holdco, and there is no unsatisfied judgment or award against Holdco. There is no Governmental Order in effect and binding on Holdco or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of Holdco to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

5.7 Brokers or Finders; Transaction Expenses. Except as provided in the Commission Agreement effective as of August 13, 2024, between Pacifico Investment Holding Limited and SPAC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of Holdco.

5.8 Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement; (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be; and (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Shareholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

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5.9 Investment Company Act; JOBS Act. Holdco is not and neither Merger Sub I nor Merger Sub II will be (a) an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act or (b) an “emerging growth company” within the meaning of the JOBS Act.

5.10 Business Activities.

(a) Holdco was and each of Merger Sub I and Merger Sub II will be formed solely for the purpose of effecting the Transactions.

(b) Holdco has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing will have no, assets, liabilities or obligations of any kind or nature whatsoever, other than those incident to its formation and except as expressly contemplated by Agreement, the Ancillary Agreements and the Transactions.

(c) Holdco shall not cause or permit Merger Sub I and Merger Sub II to engage in any business activities or conduct any operations other than and shall assure that, at all times from their respective formation until the Closing, neither Merger Sub I nor Merger Sub II shall have any assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and except as expressly contemplate by this Agreement, the Ancillary Agreements and the Transactions

5.11 Foreign Private Issuer. Holdco is and shall be at all times commencing from the date that is thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI

COVENANTS OF THE COMPANY AND HOLDCO

6.1 Holdco Nasdaq Listing; Formation of Merger Sub I and Merger Sub II.

(a) From the date of this Agreement through the Closing, Holdco shall apply for, and shall use commercially reasonable efforts to cause, the Holdco Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(b) Within thirty (30) days after the execution and delivery of this Agreement, Holdings shall form each of Merger Sub I and Merger Sub II as Cayman Island exempted companies with limited liability under the Cayman Companies Act, each of which shall be a wholly-owned subsidiary of Holdco. Holdco shall promptly notify SPAC of the formation of each of Merger Sub I and Merger Sub II, which notification shall include copies of the applicable formation documents. From the formation date to the Closing Date, Holdco shall cause each of Merger Sub I and Merger Sub II to take all actions and to execute all documents necessary to consummate the Transactions.

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6.2 Company Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Leading Group Companies is a party; (iii) as required by COVID-19 Measures or Permitted COVID-19 Measures, (iv) as set forth on Section6.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses, (vi) as conducted in the Ordinary Course, or (v) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article X (the “Interim Period”), (A) the Company shall, and shall cause the other Leading Group Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course; and (B) the Company shall not, and shall cause the other Leading Group Companies not to, and each Acquisition Entity shall not:

(i) Change or amend the Governing Documents of any Leading Group Company or any Acquisition Entity;

(ii) Make or declare any dividend or distribution to its Shareholders or members, as applicable, of any Leading Group Company or any Acquisition Entity or make any other distributions in respect of any of the Leading Group Companies’ or any Acquisition Entity’s capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a Leading Group Company to such Leading Group Company or another wholly-owned Subsidiary of such Leading Group Company;

(iii) Split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Leading Group Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Leading Group Company that remains a wholly-owned Subsidiary of such Leading Group Company after consummation of such transaction;

(iv) Purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Leading Group Company or any Acquisition Entity, except for transactions between a Leading Group Company and any wholly-owned Subsidiary of such Leading Group Company;

(v) Sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Leading Group Companies or any Acquisition Entity, except for (A) transactions solely among the Leading Group Companies, and (B) transactions involving payment amount below Five Million Dollars ($5,000,000);

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(vi) Acquire any ownership interest in any real property;

(vii) Acquire, merge or consolidate with or purchase substantially all or a material portion of the equity or assets of any corporation, partnership, association, joint venture or other business organization or division thereof, other than any such acquisition, merger or consolidating involve aggregate payments of less than Five Million Dollars ($5,000,000);

(viii) Make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, or change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(ix) Take, agree to take or fail to take any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(x) Issue any additional interests of any Acquisition Entity or Leading Group Company Interests or securities exercisable for or convertible into Leading Group Company Interests or interests of any Acquisition Entity; or grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Leading Group Company, in each case, other than the issuance or grant of convertible debt or equity interests in an amount of less than Five Million Dollars ($5,000,000) individually;

(xi) Adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Leading Group Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Leading Group Company or any Acquisition Entity;

(xii) Waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than Two Million Dollars ($2,000,000) in the aggregate;

(xiii) Other than (A) Indebtedness under existing credit or lending facilities in existence on the date hereof, or (B) any convertible loans or convertible securities in an amount, individually, not in excess of Five Million Dollars ($5,000,000), incur, assume or guarantee any Indebtedness except for borrowed money the principal amount of which, individually, does not exceed Five Million Dollars ($5,000,000);

(xiv) Enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Leading Group Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, in each case of clauses (i) and (ii), other than such Contracts with an amount less than Ten Million Dollars ($10,000,000);

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(xv) Limit the right of any Leading Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(xvi) Enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section6.2.

(b) During the Interim Period, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (i) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents and the Governing Documents of each Acquisition Entity and all other Material Contracts to which any of the Leading Group Companies may be a party; and (ii) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the Knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within three (3) Business Day of the discovery of the actual, alleged, or potential violation.

6.3 Post-Closing Directors and Officers of Holdco. Subject to the terms of the Holdco Governing Documents, Holdco shall take all such actions within its power as may be necessary or appropriate such that immediately following the Closing:

(a) The Holdco Board shall be designated by the Company in accordance with the Holdco Governing Documents, the applicable stock exchange rules and the applicable Laws; and

(b) The officers of Holdco shall be appointed by the Company, each such officer to hold office in accordance with the Holdco Governing Documents.

6.4 D&O Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “SPAC D&O Indemnified Parties”) as provided in SPAC Governing Documents as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any SPAC D&O Indemnified Parties and SPAC in effect on the date hereof and disclosed on Section6.4(a) of SPAC Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with its terms to the extent permitted by applicable Law. For a period of three (3) years after the SPAC Merger Effective Time, Holdco shall cause the Governing Documents of Holdco and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to SPAC D&O Indemnified Parties than are set forth as of the date of this Agreement in the SPAC Governing Documents to the extent permitted by applicable Law. The provisions of this Section6.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the SPAC D&O Indemnified Parties and their respective heirs and representatives.

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(b) The Company shall, or shall cause Holdco to, obtain and fully pay the premium for a “tail” insurance policy (the “D&O Tail Insurance”) that provides coverage for up to a three (3) year period from the Closing Date, for the benefit of the directors and officers of Holdco, the Surviving Corporation and SPAC (the “D&O Indemnified Parties”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company or Holdco be required to expend for such policies pursuant to this Section6.4(b) an annual premium amount in excess of 150% of the amount per annum SPAC paid in its last full fiscal year, which amount is set forth on Section 6.4(a) of the SPAC Disclosure Letter. Holdco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other parties to honor all obligations thereunder.

6.5 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Leading Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.6 Anti-Takeover Matters. From the date hereof to the Closing, the Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Leading Group Company would be or become subject, party or otherwise bound.

6.7 Financial Statements.

(a) By no later than September 30, 2024, the Company will deliver to SPAC the consolidated statement of financial position of the Leading Group Companies as of June 30, 2024, and the related consolidated statements of profit or loss, changes in equity and cash flows for the year then ended, prepared in conformity with GAAP, audited in accordance with PCAOB standards and including the notes thereto and the report of a qualified and recognized independent accountant, for inclusion in the Proxy/Registration Statement.

(b) By no later than ninety (90) calendar days following the end of each six-month period, the Company will deliver to SPAC the consolidated statement of financial position, and the related consolidated statements of profit or loss, changes in equity and cash flows of the Leading Group Companies for such six-month period; and, within one hundred twenty (120) calendar days following the end of each fiscal year of the Company, the Company shall deliver to SPAC the audited consolidated statement of financial position, and the related consolidated statements of profit or loss, changes in equity and cash flows of the Leading Group Companies for such fiscal year.

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6.8 PIPE Investments.

(a) The Company shall have used, and continue to use its commercially reasonable efforts, until Closing, to obtain commitments from certain investors (the “PIPE Investors”) for a private placement in which the PIPE Investors would agree to make a private investment in Holdco in the aggregate amount of at least Fifty Million Dollars ($50,000,000) (the “PIPE Investment Amount”) to purchase an aggregate of 5,000,000 Holdco Ordinary Shares at a price per share equal to Ten Dollars ($10.00) at the Closing (the “PIPE Investments”) immediately prior to the Company Merger, and shall have entered into, or will enter into the PIPE Subscription Agreements, as applicable, along with Holdco or SPAC. Other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements, there shall be no other agreements, side letters or arrangements between Holdco or any Acquisition Entity, on the one hand, and any PIPE Investor, on the other hand, relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to Holdco the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investor. Each of the PIPE Subscription Agreements shall be, as of the Closing, in full force and effect, and none of them shall have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

(b) Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Holdco shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Holdco and the Company shall use their respective commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

6.9 Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the Cayman Companies Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

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6.10 Intended Tax Treatment. None of the Acquisition Entities is permitted to take any action not contemplated by this Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Holdco shall not liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

6.11 CSRC Filing. Not later than three (3) Business Days following the initial filing of the SPAC’s registration statement on Form 8-K, the Company will file with the CSRC the CSRC Filing Report and other applicable CSRC Filings in accordance with the CSRC Filing Rules. The Company will keep current the CSRC Filing Report and timely file all necessary CSRC Filings and otherwise comply with its filing obligations under the CSRC Filing Rules and other applicable Laws (if any).

ARTICLE VII

COVENANTS OF SPAC

7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to SPAC Shareholders pursuant to the SPAC Share Redemptions; (B) immediately thereafter, pay the aggregate accrued and unpaid amount of Company Transaction Expense as of immediately prior to the Company Merger Effective Time and the aggregate accrued and unpaid amount of the SPAC Transaction Expense as of immediately prior to the SPAC Merger Effective Time; and (C) disburse all remaining amounts then available in the Trust Account to a bank account designated by the Company for its immediate use, in each case of (A), (B) and (C), by wire transfer of immediately available funds from the Trust Account, subject to this Agreement and mutual agreement by the Company and SPAC, and the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.2 SPAC Nasdaq Listing.

(a) From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Ordinary Shares, SPAC Warrants and SPAC Units remain listed on Nasdaq.

(b) SPAC shall use commercially reasonably efforts to prepare and file with the SEC proxy materials for the purpose of soliciting proxies from holders of SPAC Ordinary Shares sufficient to obtain SPAC shareholder approval at an extraordinary general meeting to be called and held, in accordance with the SPAC Charter, to extend the time to complete its initial Business Combination up to June 14, 2025, 42 months from the closing date of its IPO.

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7.3 SPAC Conduct of Business.

(a) Except as expressly permitted by this Agreement or the Ancillary Agreements; as required by applicable Law, any Governmental Authority or any Contract to which SPAC is a party; as required by Permitted COVID-19 Measures; as set forth on Section7.3(a) of the SPAC Disclosure Letter; for the incurrence of SPAC Transaction Expenses; or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i) Change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Shareholders to take any such action, except as contemplated by the Transaction Proposals;

(ii) Change, modify or amend the SPAC Warrant Agreement, other than change, modify or amend the SPAC Warrant Agreement in connection with entry into the Assignment and Assumption Agreement;

(iii) (A) make or declare any dividend or distribution to the SPAC Shareholders or make any other distributions in respect of its share capital or equity interests; (B) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of its capital stock or equity interests; or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Ordinary Shares (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv) Merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;

(v) Make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or incur, settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course; or change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) Take, agree to take, or fail to take, any action that could reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment;

(vii) Enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC in an amount not to exceed Three Hundred Thousand Dollars ($300,000) as identified on the SPAC Financing Certificate, (B) with any SPAC Shareholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement or (C) with any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

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(viii) Incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or debt financing provided by Sponsor or any of its Affiliates to SPAC in an amount not to exceed Three Hundred Thousand Dollars ($300,000) as identified on the SPAC Financing Certificate;

(ix) Make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants; or engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(x) Issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Ordinary Shares or rights or other securities exercisable for or convertible into SPAC Ordinary Shares; or grant any options, warrants or other equity-based awards with respect to SPAC Ordinary Shares not outstanding on the date of this Agreement;

(xi) Waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(xii) Hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any person; grant any increase in the compensation of any current or former officer or director; adopt any benefit plan for the benefit of any current or former officer or director; or materially amend any existing agreement with any current or former officer or director;

(xiii) Make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv) Liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

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(xv) Enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section7.3;

(xvi) Split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s share capital or equity interests; or

(xvii) Purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, membership interests or other equity interests of SPAC.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it is a party.

7.4 SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will use reasonable best efforts to keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto (the “Additional SEC Reports”), and otherwise use reasonable best efforts to comply in all material respects with applicable securities Laws. All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

7.5 PIPE Investments.

(a) Unless otherwise approved in writing by Holdco (which approval shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. SPAC shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

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(b) SPAC shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist Holdco in its efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that SPAC shall not be required to incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s Ordinary Course legal fees in connection with such matters.

ARTICLE VIII

JOINT COVENANTS

8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their respective commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section8.1(a) of their respective Disclosure Letters (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section8.1(a), the first sentence of Section8.1(b) or Section8.3 shall require or obligate SPAC, any Leading Group Company or any of their respective Affiliates to agree or otherwise be required to take or forbear from any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) to the extent required by applicable Laws, promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided further that such party shall not be required to provide information to the extent that (A) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (B) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (C) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (D) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

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(c) The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

8.2 Preparation of Proxy/Registration Statement; SPAC Shareholder Meeting and Approvals; Company Shareholder Resolution.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and Holdco shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholder Meeting”) (A) in connection with the registration under the Securities Act of the Holdco Ordinary Shares pursuant to this Agreement, (B) to provide the Public Shareholders an opportunity in accordance with SPAC Governing Documents to have their SPAC Ordinary Shares redeemed in the SPAC Share Redemption and (C) to solicit proxies from SPAC Shareholders for the approval and adoption of: (1) this Agreement, the Ancillary Agreements, the SPAC Merger and the other Transactions, (2) the plan of SPAC Merger and other documents required under the Cayman Companies Act to effect the SPAC Merger with the Cayman Islands Registrar, (3) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (4) any other proposals as determined by SPAC, the Company and Holdco to be necessary or appropriate in connection with the Transactions contemplated hereby, and (5) adjournment of the SPAC Shareholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (1) through (5), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement, including such information as may be required to prepare customary pro forma financial information. Each such Party shall use their commercially reasonable efforts to (w) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (y) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and Holdco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and Holdco also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Affiliates (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, Holdco and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, Holdco, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section11.6, the Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the SPAC Share Redemption.

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(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, Holdco and the Company. Holdco and the Company will advise SPAC, and SPAC will advise Holdco and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Holdco Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K, SPAC shall promptly inform the Company and Holdco. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K, the Company or Holdco, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, Holdco and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b) SPAC Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of and convene and hold the SPAC Shareholder Meeting (and in any event, such meeting shall be held not more than forty (40) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Shareholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and at least ten (10) days immediately after the record date, providing SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement, the plan of SPAC Merger, and the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) obtain the vote or consent of its Shareholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the SPAC Charter; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Shareholder in order to obtain the SPAC Shareholders’ Approval. SPAC shall consult with the Company regarding the record date and the date of the SPAC Shareholder Meeting and shall not adjourn or postpone the SPAC Shareholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Shareholder Meeting is originally scheduled, there are insufficient SPAC Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholder Meeting, or (3) if, as of the time that the SPAC Shareholder Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholder Meeting is necessary or advisable, in the sole determination by SPAC, to enable SPAC to solicit additional proxies required to obtain SPAC Shareholder Approval; and provided further that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn without the consent of the Company so long as the date of the SPAC Shareholder Meeting is not postponed or adjourned on more than two (2) occasions or more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with reasonable updates with respect to the tabulated vote counts received by SPAC and the right to review and discuss all material communication sent to SPAC Shareholders and holders of SPAC Warrants with respect to the SPAC Shareholder Meeting.

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(ii) Subject to Section 8.2(a)(iii), the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholder Meeting and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation.

(iii) Promptly following the execution of this Agreement, Holdco shall approve and adopt this Agreement, authorize the Plan of Company Merger, and approve the Transactions, as the sole Shareholder of Merger Sub I and Merger Sub II.

(c) Approval of Company Shareholders.

(i) The Company shall seek the ordinary or special resolution (as required by the Company Governing Documents or the Cayman Companies Act) passed at a duly convened and quorate meeting of the Company Shareholders (the “Company Shareholder Resolution”), in favor of the approval, authorization and adoption of this Agreement, the Ancillary Agreements, the plan of merger, the Company Merger and the other Transactions (including as required under the Cayman Companies Act and the Company Governing Documents) as promptly as reasonably practicable, but in any event within forty (40) days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Shareholder Resolution from the Company Shareholders, and to take all other action necessary or advisable to obtain the Company Shareholder Resolution and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law or Nasdaq rules and the Company Governing Documents; provided that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Shareholder Resolution. To the extent practicable and subject to the Company’s obligations under Law, the Company shall provide SPAC with reasonable updates to SPAC regarding the status of and any issues arising with respect to obtaining the Company Shareholder Resolution and the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Shareholder Resolution. The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the Cayman Companies Act and this Agreement in the distribution of any solicitation of the Company Shareholder Resolution.

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(ii) The Company Board has recommended that the Company Shareholders vote in favor of the Company Shareholder Resolution; and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such Company Board recommendation.

8.3 Support of Transaction. The Company shall, and shall cause the other Leading Group Companies and the Acquisition Entities to, and SPAC shall (a) use its reasonable best efforts to obtain all material consents and approvals of third parties that any Leading Group Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and Holdco, the use of reasonable best efforts to enforce Holdco’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Leading Group Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Leading Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Leading Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Leading Group Companies or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

8.4 Tax Matters.

(a) Each of Holdco, SPAC, Merger Sub I, Merger Sub II, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of Holdco, SPAC, Merger Sub I, Merger Sub II, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. In the event the SEC requests or requires tax opinions, Holdco shall cause Hogan Lovells and Loeb & Loeb LLP to deliver such opinions, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. The covenants contained in this Section8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

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(b) Within one hundred twenty (120) days after the end of Holdco’s current taxable year and each subsequent taxable year of Holdco for which Holdco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Holdco shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (iii) make such PFIC status determinations available to the shareholders of Holdco. If Holdco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Holdco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Holdco shareholders and their direct or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Holdco or any of the Non-U.S. Subsidiaries, as applicable. Notwithstanding any provision to the contrary expressed or implied in this Agreement, the covenants contained in this Section8.4(b) shall survive in full force and effect until the later of (A) five (5) years after the end of Holdco’s current taxable year and (B) such time as Holdco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(c) Each of the parties hereto agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment.

(d) The Company acknowledges that any SPAC Shareholder who owns five percent (5%) or more of Holdco Ordinary Shares immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Shareholder made following the Closing Date, the Company shall use its reasonable best efforts to furnish to such SPAC Shareholder (i) such information as such SPAC Shareholder reasonably requests in connection with such SPAC Shareholder’s preparation of a gain recognition agreement and (ii) such information as such SPAC Shareholder reasonably requested for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Shareholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Shareholders.

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(e) Following the Closing Date, the Company shall, or shall cause SPAC to, comply with the Tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6).

(f) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by SPAC. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

8.5 Shareholder Litigation. The Company and Holdco shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, in writing of any Action commenced (or to the Knowledge of the Company or Holdco (as applicable) or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Shareholder Litigation. The Company and Holdco shall give SPAC the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the Company or Holdco, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Leading Group Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section8.6 by such party. Notwithstanding the foregoing, any transaction between the existing Company Shareholders does not constitute an Acquisition Proposal or Alternative Transaction.

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8.7 Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any Law or regulations applicable to such party.

8.8 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Ordinary Shares, and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Shareholders’ Approval and the Company Shareholder Resolution shall have been obtained and remain in full force and effect;

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(b) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e) There shall not be any Governmental Order which has become final and nonappealable as a result of any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing; and

(f) Each of the Ancillary Agreements shall have been entered into and the same shall be in full force and effect.

9.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants and obligations of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Leading Group Companies shall have complied with all requirements under the CSRC Filing Rules with respect to the Leading Group Companies` overseas listing to the satisfaction of SPAC, with the evidence thereof delivered to SPAC, including the PRC domestic entity designated by the Leading Group Companies shall have filed with the CSRC within three (3) Business Days after the first public announcement of the Transactions and shall have completed the filing with the CSRC under the CSRC Filing Rules before the Closing (and the CSRC shall have accepted the CSRC Filings and published the filing results in respect of the CSRC Filings on its website), and such notice of acceptance or filing results published by the CSRC shall remain valid and not rejected, revoked, withdrawn, amended or invalidated prior to 8:00 a.m. on the Closing Date;

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(e) All approvals, waivers or consents from any third parties set forth and described on Section 9.2(e) of the Company Disclosure Letter shall have been obtained; and

(f) Holdco shall have obtained executed counterparts to the Lock-Up Agreement from the Company Shareholders holding at least fifty percent (50%) of the Fully-Diluted Company Shares and directors, officers and Affiliates of the Company who own any Company Shares.

9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants and obligations of SPAC and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; and

(d) SPAC shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable.

9.4 Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) By mutual written consent of the Company and SPAC;

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(b) By written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) By written notice from the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) By written notice from SPAC to the Company if the Company Shareholder Resolution shall not have been obtained within twenty (20) Business Days after the Proxy/Registration Statement became effective;

(e) By written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section9.2(a) and Section9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 14, 2025 (the “Outside Date”) other than as a result of a material breach of this Agreement by SPAC; or

(f) By written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section9.3(a) and Section9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Outside Date other than as a result of a material breach of this Agreement by the Company.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, shareholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the NDA shall survive any termination of this Agreement.

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ARTICLE XI

MISCELLANEOUS

11.1 Trust Account Waiver.

(a) The Company and each Acquisition Entity acknowledge that, as described in the final prospectus of SPAC, dated December 9, 2021 and filed with the SEC on December 13, 2021 (File No: 333-26119 ) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Shareholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes, cash in the Trust Account may be disbursed only (i) to the Public Shareholders that elect to redeem their SPAC Ordinary Shares if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Shareholders if SPAC fails to complete a Business Combination within twelve (12) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Shareholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination.

(b) For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law.

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(c) To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(d) Notwithstanding the foregoing, nothing herein shall (i) prohibit the right of the Company or its Affiliates to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions or (ii) serve to limit or prohibit any claims that the Company and its Affiliates may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Shareholders).

(e) This Section11.1 will survive any termination of this Agreement for any reason and continue indefinitely.

11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, extend the time for the performance of the obligations or acts of the other parties hereto, waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

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(a) If to SPAC, to:

Healthcare AI Acquisition Corp.

190 Elgin Avenue

George Town

Grand Cayman KY1-90008

Cayman Islands

E-mail: seanpeng@pacificofg.com

Attention: Xiaocheng Peng

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Email: mnussbaum@loeb.com

Attention: Mitchell S. Nussbaum

(b) If to the Company or any Acquisition Entity, to:

Leading Group Limited

3 F, Hong Kong Prosperity Tower

763 MengZi Rd, Huangpu District

Shanghai, China 200023

Email: henry.chen@99wuxian.com

Attention: Henry Chen

with a copy (which shall not constitute notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Email: Stephanie.tang@hoganlovells.com

Attention: Stephanie Tang, Esq.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing.

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11.6 Expenses. Except as otherwise set forth in this Agreement, including in Section8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Holdco shall pay or cause to be paid, in accordance with Section2.5(d), the Company Transaction Expenses and the SPAC Transaction Expenses; provided further that if this Agreement is terminated by the Company pursuant to Section 10.1(f), SPAC shall pay and reimburse all Company Transaction Expenses, and pay or cause to be paid a termination fee equal to Four Million Dollars ($4,000,000) to the Company (or one or more of its designees), by wire transfer of same day funds as promptly as reasonably practicable and, in any event, within ten (10) Business Days of such termination.

11.7 Governing Law. This Agreement, and any claim or cause of action based upon, arising out of, or related to this Agreement (whether based on law, in equity, in contract, in tort or on any other theory) of the negotiation, execution, performance or enforcement of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding the foregoing, the Mergers, the exercise of appraisal and dissenters’ rights under the Cayman Companies Act and the fiduciary or other duties of the Company Board, the SPAC Board and the Holdco Board shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands).

11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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11.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated July 26, 2024). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth or referenced in this Agreement, the NDA and the Ancillary Agreements.

11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided that (i) no party shall be required to obtain consent pursuant to this Section11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section11.12(a) and (ii) nothing contained in this Section11.12 shall prevent SPAC or the Company or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that, in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section11.12.

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11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.14 Jurisdiction; Waiver of Jury Trial. All legal proceedings arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such legal proceedings, they shall be heard and determined exclusively in the Supreme Court of the State of New York, Commercial Division, sitting in the Borough of Manhattan of The City of New York (and any appellate court therefrom). Each of the Parties hereto agrees that mailing of process or other papers in connection with any such legal proceedings in the manner provided in Section 11.3 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereto hereby (a) submits to the exclusive jurisdiction of the aforesaid courts for the purpose of any legal proceeding arising under the Laws of the State of New York out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any legal proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 11.14. Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.16 Non-Recourse.

(a) Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto.

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(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity or of SPAC and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.17 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all of such representations and warranties shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

SPAC: Healthcare AI Acquisition Corp.

By:	/s/ Jiande Chen
Name: Jiande Chen
Title: Chief Executive Officer

[Signature page to Business Combination Agreement]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY: Leading Group Limited

By:	/s/ Ross Kenneth Benson
Name: Ross Kenneth Benson
Title: Director

HOLDCO: Leading Partners Limited

By:	/s/ Ross Kenneth Benson
Name: Ross Kenneth Benson
Title: Director

[Signature page to Business Combination Agreement]

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Exhibit A

Form of Shareholder Support Agreement

A-1

 Exhibit B

Form of Sponsor Support Agreement

B-1

Exhibit C

Form of Lock-Up Agreement

C-1

Exhibit D

Form of Registration Rights Agreement

D-1

Exhibit E

Form of Warrant Assignment Agreement

E-1

Exhibit F

Form of Holdco Governing Documents

F-1